REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Marker International:

We have audited the accompanying consolidated balance sheets of Marker International (a Utah corporation) and subsidiaries (the "Company") as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marker International and subsidiaries as of March 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss of $17.3 million for the year ended March 31, 1998, and as of March 31, 1998 had an accumulated deficit of $16.5 million. In addition, the Company currently has inadequate working capital to fund operations and service repayment of debt. The Company is also not in compliance with certain covenants of its U.S. bank credit line agreement and the bank has notified the Company on June 26, 1998 they have thirty days to cure this situation. All of these and other matters raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



ARTHUR ANDERSEN LLP


Salt Lake City, Utah
May 14, 1998, except with respect to the matters discussed in Note 1 to which the date is June 26, 1998

                      MARKER INTERNATIONAL AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                          AS OF MARCH 31, 1998 and 1997
                             (Dollars in Thousands)
--------------------------------------------------------------------------------

                                     ASSETS


                                                            1998         1997
                                                         ---------    ---------

CURRENT ASSETS:
  Cash and cash equivalents                              $   4,241    $  13,532
  Accounts receivable, net of allowance for doubtful
   accounts of $1,697 and $2,139, respectively              31,710       26,279
  Inventories                                               37,223       33,849
  Prepaid and other current assets                           4,440        4,611
                                                         ---------    ---------
          Total current assets                              77,614       78,271
                                                         ---------    ---------



PROPERTY, PLANT AND EQUIPMENT:
  Land                                                       1,050        1,050
  Building and improvements                                  7,581        7,356
  Machinery and equipment                                   21,222       25,302
  Furniture, fixtures and office equipment                   4,582        4,511
                                                         ---------    ---------
                                                            34,435       38,219
  Less accumulated depreciation                            (16,733)     (18,941)
                                                         ---------    ---------
         Net property, plant and equipment                  17,702       19,278
                                                         ---------    ---------
INTANGIBLE ASSETS, net of accumulated amortization           8,322       17,475
                                                         ---------    ---------
OTHER ASSETS                                                 1,482        2,116
                                                         ---------    ---------
                                                         $ 105,120    $ 117,140
                                                         =========    =========


           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                      MARKER INTERNATIONAL AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)
                          AS OF MARCH 31, 1998 and 1997
                (Dollars in Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                             1998         1997
                                                         ---------    ---------
CURRENT LIABILITIES:
  Notes payable to banks                                 $  48,645    $  38,930
  Current maturities of long-term debt                       3,512        3,038
  Current maturities of Series A Bonds, issued to a
     related party                                           4,500         --
  Accounts payable                                           6,381        5,393
  Other current liabilities                                  7,830        9,785
                                                         ---------    ---------
          Total current liabilities                         70,868       57,146
                                                         ---------    ---------

LONG-TERM DEBT, net of current maturities                   14,898       16,487
                                                         ---------    ---------
SERIES A BONDS, net of current maturities, issued
   to a related party                                        5,500       10,000
                                                         ---------    ---------
MINORITY INTEREST                                            1,447        1,810
                                                         ---------    ---------
COMMITMENTS AND CONTINGENCIES (Note 4)

SHAREHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 5,000,000 shares
     authorized and none issued                               --           --
  Common stock, $0.01 par value, 25,000,000
    shares authorized and issued, shares outstanding
    11,130,577 and 11,129,127, respectively                    111          111
   Additional paid-in capital                               36,299       36,293
   (Accumulated deficit) retained earnings                 (16,471)         858
   Cumulative foreign currency translation adjustments      (7,532)      (5,565)
                                                         ---------    ---------
         Total shareholders' equity                         12,407       31,697
                                                         ---------    ---------
                                                         $ 105,120    $ 117,140
                                                         =========    =========

           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.


                      MARKER INTERNATIONAL AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MARCH 31, 1998, 1997 and 1996
                (Dollars in Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                            1998         1997         1996
                                                         ---------    ---------    ---------

NET SALES                                                   94,271      126,403       87,911
COST OF SALES                                               63,917       80,531       52,608
                                                         ---------    ---------    ---------
GROSS PROFIT                                                30,354       45,872       35,303
                                                         ---------    ---------    ---------
OPERATING EXPENSES:
   Selling                                                  15,315       15,553       14,592
   General and administrative                               11,447       12,840       10,559
   Research and development                                  3,951        3,141        2,762
   Warehousing and shipping                                  2,255        1,827        1,566
   Amortization of goodwill and intangibles                    735          621         --
   Loss from write down of goodwill and intangibles ..       8,000         --           --
                                                         ---------    ---------    ---------
                                                            41,703       33,982       29,479
                                                         ---------    ---------    ---------
OPERATING (LOSS) INCOME                                    (11,349)      11,890        5,824
                                                         ---------    ---------    ---------
OTHER INCOME (EXPENSE):
  Interest expense                                          (5,794)      (5,104)      (5,193)
  Equity in (loss) income of unconsolidated subsidiary        --           (281)       1,595
  Other, net                                                   152        1,274        2,072
                                                         ---------    ---------    ---------
                                                            (5,642)      (4,111)      (1,526)
                                                         ---------    ---------    ---------

(LOSS) INCOME BEFORE INCOME TAXES, MINORITY
   INTEREST AND CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE                                       (16,991)       7,779        4,298
PROVISION FOR INCOME TAXES                                    (522)      (1,656)        (609)
MINORITY INTEREST                                              184       (1,521)        --
                                                         ---------    ---------    ---------
(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE                                       (17,329)       4,602        3,689

CUMULATIVE EFFECT OF ACCOUNTING CHANGE,
   NET OF TAX                                                 --           --           (266)
                                                         ---------    ---------    ---------
NET (LOSS) INCOME                                        $ (17,329)   $   4,602    $   3,423
                                                         =========    =========    =========
NET (LOSS) INCOME PER
    COMMON SHARE:
      Basic                                              $   (1.56)   $    0.45    $    0.41
                                                         =========    =========    =========
      Diluted                                            $   (1.56)   $    0.45    $    0.40
                                                         =========    =========    =========




           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.


               MARKER INTERNATIONAL AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (Dollars in Thousands, Except Shares)
--------------------------------------------------------------------------------


                                                                                       Cumulative
                                                                                        Foreign
                                                           Additional     Accumulated   Currency          Total
                                      Common Stock          Paid-in        Earnings    Translation     Shareholders'
                                    Shares    Amount        Capital        (Deficit)   Adjustments   Equity (Deficit)
                                    ------    ------        -------        ---------   -----------   ----------------
BALANCE, MARCH 31, 1995           8,446,877   $       84   $   21,524   $   (4,716)   $    1,432    $   18,324
  Common stock options
  exercised                           1,000         --              7         --            --               7
  Net income                           --           --           --          3,423          --           3,423
  Translation adjustments              --           --           --           --            (986)         (986)
                                 ----------   ----------   ----------   ----------    ----------    ----------
BALANCE, MARCH 31, 1996           8,447,877           84       21,531       (1,293)          446        20,768
  Secondary public offering of
   common stock, net              2,680,000           27       14,753         --            --          14,780
  Common stock options
   exercised                          1,250         --              9         --            --               9
  Adjustment for change in
  reporting period of
  consolidated subsidiary              --           --           --         (2,451)         --          (2,451)
  Net income                           --           --           --          4,602          --           4,602
  Translation adjustments              --           --           --           --          (6,011)       (6,011)
                                 ----------   ----------   ----------   ----------    ----------    ----------
BALANCE, MARCH 31, 199           11,129,127          111       36,293          858        (5,565)       31,697
  Common stock options                1,450         --              6         --            --               6
  Net loss                             --           --           --        (17,329)         --         (17,329)
  Translation adjustments              --           --           --           --          (1,967)       (1,967)
                                 ----------   ----------   ----------   ----------    ----------    ----------
BALANCE, MARCH 31, 1998          11,130,577   $      111   $   36,299   $  (16,471)   $   (7,532)   $   12,407
                                 ==========   ==========   ==========   ==========    ==========    ==========


    The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.


                      MARKER INTERNATIONAL AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MARCH 31, 1998, 1997 and 1996
                Increase (Decrease) in Cash and Cash Equivalents
                             (Dollars in Thousands)
--------------------------------------------------------------------------------




                                                                 1998        1997        1996
                                                               --------    --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                           $(17,329)   $  4,602    $  3,423
  Adjustments to reconcile net (loss) income to net cash
    (used in) provided by operating activities:
       Minority interest                                          (183)      1,521        --
       Depreciation and amortization                             5,200       4,386       3,131
       Equity in loss (income) of unconsolidated subsidiary       --           281      (1,595)
       Loss from consolidated subsidiary resulting from
         change in reporting period (Note 7                       --        (3,063)       --
       Loss from write down of goodwill and intangibles          8,000        --          --
       Loss (gain) on sale of property, plant and equipment        (92)        444        --
       Change in assets and liabilities (net of amounts
         acquired):
         Accounts receivable, net                               (6,302)     (3,109)       (753)
         Inventories                                            (5,721)     (3,596)     (7,127)
         Prepaid and other assets                                  131       2,876        (317)
         Accounts payable                                          842      (1,015)         45
         Other liabilities                                        (369)        875         684
                                                              --------    --------    --------

NET CASH (USED IN) PROVIDED BY OPERATING
ACTIVITIES                                                     (15,823)      4,202      (2,509)
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                    (7,138)    (10,269)     (4,380)
  Equity investment in DNR                                        --          --        (5,325)
  Majority purchase of DNR, net of cash acquired ($5,263) .       --       (14,560)       --
  Proceeds from disposition of equipment                         3,898         143         361
                                                              --------    --------    --------
NET CASH USED IN INVESTING ACTIVITIES                           (3,240)    (24,686)     (9,344)
                                                              --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on notes payable to banks                      11,860      12,060       3,833
  Issuance of common stock, net of issuance costs                 --        14,780        --
  Proceeds from common stock options exercised                       6           9           7
  Proceeds from issuance of long-term debt                       3,094      10,385       8,037
  Redemption of Series A Bonds                                    --        (3,500)     (3,500)
  Principal payments on long-term debt                          (3,299)     (3,176)     (3,262)
                                                              --------    --------    --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       11,661      30,558       5,115
                                                              --------    --------    --------
Effect of foreign exchange rate changes on cash                 (1,889)     (2,731)        646
                                                              --------    --------    --------
Net increase (decrease) in cash and cash equivalents            (9,291)      7,343      (6,092)

Cash and cash equivalents at beginning of year                  13,532       6,189      12,281
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $  4,241    $ 13,532    $  6,189
                                                              ========    ========    ========



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

NOTE 1.  NATURE OF OPERATIONS, LIQUIDITY AND SUMMARY OF
         SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

         Marker International ("Marker" or the "Company") is a holding company which operates through its subsidiaries, Marker Deutschland GmbH ("Marker Germany"), Marker USA, Marker Japan Co., Ltd. ("Marker Japan"), Marker Austria GmbH ("Marker Austria") and Marker Canada, Ltd. ("Marker Canada"). Substantially all of the Company's ski bindings are manufactured by Marker Germany, which also distributes bindings in Germany, to subsidiaries of the Company and to independent distributors in countries where the Company does not have a distribution subsidiary. Marker Ltd., also a subsidiary of the Company, designs, distributes and sells to retailers the Company's clothing, gloves and luggage products for skiing and other recreational activities. The principal markets for the Company's products are North America, Europe and Asia.

         In addition, Marker International, through its 80% owned subsidiary, DNR Sportsystem Ltd. ("DNR"), and its wholly-owned subsidiaries, DNR USA, Inc. ("DNR USA"), DNR North America, Inc. ("DNR North America") and DNR Japan Co., Ltd. ("DNR Japan"), is a designer, developer, manufacturer and marketer of snowboards, Interface Step-in SystemsTM, traditional snowboard bindings and snowboard boots. DNR Sportsystem Ltd. designs, develops and distributes snowboards and related products. DNR USA manufactures snowboards for distribution under the Santa Cruz(TM) and Marker(TM) brand names. DNR North America and DNR Japan, through their own sales force market snowboards, Interface Step-in SystemsTM, snowboard bindings and boots directly to retailers in the United States and Japan, respectively.

         The Company's financial statements for the year ended March 31, 1998, have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of approximately $17.3 million for the year ended March 31, 1998 and as of March 31, 1998 had an accumulated deficit of approximately $16.5 million. Also, at March 31, 1998, the Company was not in compliance with certain financial covenants under the line of credit agreement with a U.S. bank with outstanding borrowings of $24.9 million (see
Note 2).

         Subsequent to year end, the Company has notified such bank that the Company believes it has insufficient cash to fund its obligations. The Company requested that the bank increase the $25 million credit line (the "U.S. Credit Line") by up to $10 to $12 million. On June 26, 1998 the bank notified the Company that it was unwilling to increase the $25 million credit line and that the Company should seek to cure the non-compliance within 30 days. While the

         Company and the bank are discussing alternatives to mitigate the Company's financial difficulties, there can be no assurance that satisfactory agreements will be reached between the Company and current or prospective lenders. In the event that the non-compliance is not cured, the bank may exercise its rights to demand payment of all amounts and/or foreclose on the Company's assets wich are pledged as collateral under the agreement, which could also lead to cross-defaults under the Company's other credit arrangements (see
Note 2). In that event, there can be no assurance that the Company will be able to continue as a going concern.

         In May 1998, the Company's Board of Directors retained an independent firm to assist the Company in developing and implementing a restructuring plan, while negotiating a refinancing with its lenders. In addition, on June 23, 1998, the Board of Directors authorized the disposal of the Company's snowboard manufacturing operations if such disposal were subsequently determined by senior management to be in the best interests of the Company. The Board of Directors retained an independent firm to assist the Company in developing and implementing a restructuring plan, while negotiating a refinancing with its lenders.

         The Company is in the process of evaluating the financial impact of these events which could vary significantly depending on whether the Company decides to totally dispose of its entire snowboard business. At March 31, 1998, the Company had total consolidated assets related to its snowboard operations of approximately $25.2 million, which included approximately $7.9 million of goodwill. In addition, at March 31, 1998, the Company's snowboard manufacturing equipment is under a seven year operating lease with remaining minimum lease payments of $3.0 million. There can be no assurance that future benefits from these asset amounts will be realized in light of the events described above, or that additional liabilities and costs will not arise that are not presently reflected in the March 31, 1998 consolidated financial statements. All of the above could have a material adverse effect on the financial condition of the Company.

         In addition, subsequent to year end, in accordance with the bond agreements, the Series A Bondholder exercised its redemption privilege and called for payment of one Series A-1 bond for $2.0 million, due October 1, 1998 and one Series A-2 bond for $2.5 million, due December 16, 1998 (see Note 3).

         Although the Company is seeking alternatives which, among other things, include restructuring the Company, obtaining additional financing or entering into a new business alliance, there can be no assurance that the Company will be successful in such endeavors. Accordingly, the Company may not be able to continue as a going concern and, among other things, could be forced to seek protection from its creditors. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

         The consolidated financial statements include the accounts of Marker International and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

              The functional currency for the Company's foreign operations is the applicable local currency: Marker Germany - Deutsch Marks, Marker Japan and DNR Japan - Japanese Yen, Marker Canada - Canadian Dollars, Marker Austria - Austrian Schillings and DNR Sportsystem Ltd. - Swiss Francs. The financial statements of foreign subsidiaries are translated into U.S. Dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Assets and liabilities of foreign subsidiaries are translated into U.S. Dollars at the applicable rates of exchange at the end of the reporting period. Income and expense items are translated at the weighted average rates of exchange prevailing during the period. Translation gains and losses are reflected as a separate component of shareholders' equity as "cumulative foreign currency translation adjustments."

Cash and Cash Equivalents

         Cash and cash equivalents include investments in certificates of deposit with original maturities of less than 30 days. As of March 31, 1998, the Company has granted a security interest in a $2.0 million time deposit held in the Company's name at a United States branch of a German bank. This deposit is restricted for use as collateral on borrowings from such bank.

Accounts Receivable

         The Company has certain sales programs which result in the majority of the annual net sales occurring in the second and third fiscal quarters. The balance of the annual net sales occurs primarily during the fourth fiscal quarter. In accordance with industry practice, the Company grants payment terms to its customers in excess of 30 days. As of March 31, 1998, the Company has certain accounts receivable from customers which are not due for over eight months.

Inventories

         Inventories include direct materials, direct labor and manufacturing overhead costs and are recorded at the lower of cost (using the first-in, first-out method) or market. The major classes of inventories are as follows (in thousands):

                                March 31,
                          ---------------------
                          1998            1997
                        -------         -------
Raw materials           $ 1,411         $ 1,054
Work in process           2,306           2,739
Finished goods           33,506          30,056
                        -------         -------
                        $37,223         $33,849
                        =======         =======

Property, Plant and Equipment

         Property, plant and equipment are recorded at cost. Major additions and improvements are capitalized, while costs for minor replacements, maintenance and repairs that do not increase the useful life of an asset are expensed as incurred.

         For financial reporting purposes, the provision for depreciation and amortization is determined using the straight-line method based on the expected remaining economic useful lives of the assets as follows:

                           Description                         Useful Lives
                           -----------                         ------------
                  Machinery and equipment                      2 - 10 years
                  Furniture, fixtures and office equipment     2 - 10 years
                  Building and improvements                    2 - 30 years

         For the year ended March 31, 1997, the Company capitalized interest costs totaling approximately $237,000, related to the construction of corporate facilities. No interest was capitalized during fiscal 1998.

Accounting for the Impairment of Long-Lived Assets

         The Company accounts for impairment of long-lived assets in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset over the remaining life in measuring whether the assets are recoverable.

Intangible Assets

         Intangible assets consist of goodwill, trade names and licenses resulting from the Company's acquisition of DNR (See Note 7). Intangible assets are amortized using the straight-line method over lives ranging from 5 to 30 years.

         As a result of the settled Sims  arbitration (See Legal Matters in Note
4) the Company evaluated its intangible assets (goodwill, trade names and licenses) for impairment. In accordance with SFAS 121, an impairment loss of $8.0 million has been recognized in order to properly state intangible assets at their estimated fair value. At March 31, 1998 and 1997, accumulated amortization of intangible assets totaled approximately $1.3 million and $0.6 million.

Revenue Recognition

         Revenue is recognized when a product is shipped to the customer.

Advertising

         Prior to fiscal 1996, the Company capitalized certain advertising costs and amortized those costs over the period for which the revenue related to the costs was recognized. During fiscal 1996, the Company adopted the provisions of Statement of Position 93-7, Reporting on Advertising Costs, which requires advertising costs to be expensed the first time the advertising takes place or when incurred. The Company has elected to expense advertising costs the first time the advertising takes place. In fiscal 1996, the cumulative effect of adopting this change in accounting principle, net of the related income tax effect, was approximately $266,000.

         For the years ended March 31, 1998, 1997 and 1996, advertising expenses
totaled   approximately   $  4.4  million,   $3.3  million  and  $4.2   million,
respectively.

Income Taxes

         The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns in different periods. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

Fair Value of Financial Instruments

         The fair value of the Company's long-term debt is approximately $17.5 million at March 31, 1998. The book value of all other financial instruments approximates fair value except for derivatives (See Note 8). The estimated fair values have been determined using appropriate market information and valuation methodologies.

Earnings per Share

         The Company adopted the provisions of SFAS No. 128, "Earnings per Share" which specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). Basic net income (loss) per common share (Basic
EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per common share (Diluted EPS) reflects the potential dilution that could occur if stock options were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise of stock options that would have an antidilutive effect on net income (loss) per common share. Net income (loss) per common share amounts have been restated for all periods presented.

         The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations (in thousands, except per-share amounts):

                                1998                             1997                           1996
                      -----------------------------     --------------------------    ----------------------------
                      (Loss)    Shares     Per-Share    Income    Shares  Per-Share   Income    Shares    Per-Share
                      (Num.)   (Denom.)      Amount     (Num.)   (Denom.)   Amount    (Num.)   (Denom.)    Amount
                      ------   --------      ------     ------   --------   ------    ------   --------    ------

Basic EPS           $(17,329)   $ 11,130   $  (1.56)$  4,602   $ 10,285   $   0.45  $  3,423   $  8,447   $   0.41
 Dilutive options       --          --          --       --          51        --        --         148        --
                    --------    --------   ---------  --------   --------   -------   --------   --------   ------
Diluted EPS         $(17,329)   $ 11,130      (1.56)   4,602     10,336       0.45     3,423      8,595       0.40
                    ========    ========   =========  ========   ========   =======   ========   ========   ======

         For fiscal year 1996, the per share information related to the cumulative effect of accounting change for both Basic and Diluted EPS was a loss of $(0.03) per share.

     For the years ended March 31, 1998 and 1997, there were outstanding options and warrants to purchase a total of 1,099,175 and 1,058,000 shares of common stock, respectively, that were not included in the computation of Diluted EPS. For fiscal year 1997, certain options and warrants were not included because the exercise prices of such options and warrants were greater than the average market price of common shares. For fiscal year 1998 the options and warrants were not included because the Company incurred a net loss.

Recent Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterpise and Related Information". SFAS 130 establishes standards for the reporting and display of comprehensive income and its components and SFAS 131 establishes new standards for public companies to report information about their operating segments, products and services, geographic areas and major customers. Both statements are effective for the Company in fiscal 1999.

NOTE 2.  NOTES PAYABLE TO BANKS AND LONG-TERM DEBT

         Notes payable to banks at March 31, 1998 and 1997, consisted of the following:

                                                              1998          1997
                                                            ---------       ----
                                                                 (in thousands)
Credit  arrangement  with  three  German  banks,   with
   maximum  borrowing of DM  79,000,000  ($42,740,000).
   The arrangement  provides for maximum  borrowings at
   the bank's base rate or a combination  of borrowings
   at  the   bank's   base  rate  with  DM   71,000,000
   ($38,412,000) maximum available for Euroloans and DM
   8,000,000 ($4,328,000) available as a revolving line
   of credit.  The line of credit  includes  provisions
   for   discounting   customer  notes  with  recourse.
   Amounts  outstanding under these credit arrangements
   at March 31, 1998  consisted of Euroloans (net of DM
   678,000   current    account)   of   DM   35,822,000
   ($19,379,000),  bearing  interest rates ranging from
   4.44% to 5.00%  subject to an interest rate swap for
   the initial DM 10,000,000  ($5,410,000) which limits
   the  interest  rate to a  maximum  rate of 6.25% and
   subject  to  an  interest   cap  for  DM   5,000,000
   ($2,705,000)  which  limits the  interest  rate to a
   maximum rate of 6.00%. Borrowings are secured by the
   accounts  receivable,  inventory  and  equipment  of
   Marker   Germany  and  are   guaranteed   by  Marker
   International and Marker USA. The agreement with two
   of the banks extends through July 1998, and with the
   other bank until further notice.                         $ 19,379    $ 17,507

Credit  arrangements  with three Japanese  banks,  with
   maximum     borrowing    of    YEN     1,450,000,000
   ($10,884,000).  At March 31, 1998,  YEN  420,000,000
   ($3,152,500)  of borrowings  were  outstanding  with
   interest  rates ranging from 1.63% to 2.25%,  due in
   installments  at various  dates  through March 1999;
   YEN 200,000,000  ($1,501,200)  secured by the assets
   of a director  of the  Company  and YEN  220,000,000
   ($1,651,300) guaranteed by Marker International.            3,153       8,647

Line of credit with a U.S. bank,  maximum borrowings of
   $25,000,000, subject to a borrowing base limitation.
   Interest  at the bank's  prime rate  (8.50% at March
   31,  1998)  secured by the accounts  receivable  and
   inventory   of  Marker  USA  and  Marker  Ltd.   and
   guaranteed  by  Marker  International.  The  line of
   credit agreement expires August 1998.                      24,901      12,776


Credit  arrangement  with  a  Canadian  bank,   maximum
   borrowings of CND$3,000,000  ($2,113,500).  At March
   31,    1998,    CND$1,720,000    ($1,211,740)    was
   outstanding.  Interest  accrues at the bank's  prime
   rate plus 0.75% (7.25% at March 31,  1998).  Amounts
   are  secured  by  inventory  of  Marker  Canada  and
   guaranteed by Marker  International  and Marker USA.
   The line of credit agreement expires March 1999.            1,212           0
                                                               -----       -----
                                                            $48,645      $38,930
                                                             =======      ======


         For the years ended March 31, 1998 and 1997, the weighted average interest rate on short-term borrowings outstanding at year end was 6.5 percent and 5.2 percent, respectively, the maximum short-term borrowing amount outstanding during such years was $74.2 million and $68.3 million, respectively, the average amount outstanding during the years was $58.8 million and $51.2 million, respectively, and the weighted average interest rate during such years was 6.1 percent and 5.2 percent, respectively. As discussed in Note 1, the Company was not in compliance with certain financial covenants under the line of credit with a U.S. bank with outstanding borrowings of $24.9 million which could also lead to cross-defaults under the Company's other credit arrangements which are guaranteed by Marker International and/or Marker USA. This matter and other matters could have a material and adverse impact on the financial condition of the Company (see Note 1).

         Long-term debt at March 31, 1998 and 1997 consisted of the following:


                                                                1998       1997
                                                             ---------     ----
                                                                 (in thousands)
Notes  payable  to two  German  banks,  interest  rates
   ranging  from  4.95% to 7.50%,  due in  installments
   through June 2007,  secured by accounts  receivable,
   inventory  and  equipment  of  Marker   Germany  and
   guaranteed by $ Marker International and Marker USA       $ 5,518    $ 5,282

Note  payable  to a U.S.  bank,  interest  at 8.75% due
   October 1999,  secured by the inventory and accounts
   receivable   of  Marker  USA  and  Marker  Ltd.  and
   guaranteed by Marker International                          4,500      5,000

Note  payable  to  a  U.S.  branch  of a  German  bank,
   interest  at 4.81%,  due April  2001,  secured  by a
   $2,000,000  time deposit held in the Company's  name
   at the bank                                                 3,941      4,349

Note payable to a U.S.  bank,  interest at 9.7%, due in
   monthly installments through July 2004, secured by a
   building                                                    1,318      1,461


Notes  payable to an  insurance  company,  interest  at
   8.09%, due in installments through May 2012, secured
   by a building                                               2,184      2,250

Note payable to a Japanese bank, interest at 2.13%, due
   in installments  through  November 2000,  secured by
   the assets of a director of the Company                       562        818


Other                                                            387        365
                                                                 ---        ---
                                                              18,410     19,525
Less current maturities                                       (3,512)    (3,038)
                                                              ------     ------
                                                            $ 14,898   $ 16,487
                                                              ======     ======

 The following are scheduled principal maturities of long-term debt as of March 31, 1998 (in thousands):

                                Year Ending March 31,              Amount
                                ---------------------              ------
                                1999                             $ 3,512
                                2000                               6,366
                                2001                               4,319
                                2002                                 675
                                2003                                 417
                                Thereafter                         3,121
                                                                   -----
                                                                $ 18,410
                                                                ========

         Total cash paid for interest during the years ended March 31, 1998, 1997 and 1996 was approximately $5,492,000, $5,276,000, and $5,172,000, respectively. Included in total cash payments for interest are Series A Bond (See Note 3) interest payments which totaled approximately $936,000, $1,253,000 and $1,556,000 for the years ended March 31, 1998, 1997 and 1996, respectively.


NOTE 3. BONDS

         The holder of the Series A-1, A-2 and A-3 bonds (collectively the "Series A Bonds") is a Japanese corporation (the "Bondholder") controlled by a director of the Company. The Series A Bonds are subject to redemption upon not less than 30 days' prior notice, in whole or in part, at the option of the Company.

Series A-1 Bonds

The Series A-1 bonds had an original aggregate face value of $8.0 million and bear interest, payable semi-annually on September 30 and March 31, at the effective borrowing rate for the Bondholder (the "Japanese Bank Rate"). The effective Japanese Bank Rate at March 31, 1998 and 1997 was 7.97 percent and
6.79 percent, respectively. The average effective Japanese Bank Rate during the years ended March 31, 1998 and 1997 was 7.3 percent and 6.6 percent, respectively. During the fiscal years ended March 31, 1998 and 1997, $0 and $1.0 million of the Series A-1 bonds outstanding may be redeemed according to the following schedule:


                                    Redemption                 Face Amount
        Notice On or After         On or After               to be Redeemed
        ------------------         -----------               --------------
           April 1, 1998         October 1, 1998              $2,000,000

           April 1, 1999         October 1, 1999              $2,000,000

Series A-2 Bonds

         The Series A-2 bonds had an original aggregate face value of $10.0 million and bear interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the bonds outstanding. The effective Japanese Bank Rate on Series A-2 bonds at March 31, 1998 and 1997 was 10.97 percent and 9.79 percent, respectively. During the year ended March 31, 1998 and 1997, $0 and $2.5 million of the Series A-2 bonds were redeemed by the Bondholder, respectively. The Bondholder of the Series A-2 bonds may redeem the remaining bonds according to the following schedule:




                                  Redemption                Face Amount
      Notice On or After         On or After              to be Redeemed
      ------------------         -----------              --------------
        June 16, 1998         December 16, 1998            $2,500,000

        June 16, 1999         December 16, 1999            $2,500,000

Series A-3 Bond

         The Series A-3 bond has an aggregate face value amount of $1.0 million and bears interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the bond outstanding. The effective Japanese Bank Rate on the Series A-3 bond at March 31, 1998 and 1997 was 10.97 percent and 9.79 percent, respectively. The Bondholder of the Series A-3 bond may redeem the bond by providing six months, prior written notice on or after June 16, 1999 for redemption on or after December 16, 1999.

NOTE 4.  COMMITMENTS AND CONTINGENCIES

Letters of Credit

     The Company has available letters of credit with a U.S. bank of $2,500,000. Letters of credit totaling approximately $502,000 were outstanding as of March 31, 1998.

Leases

     The Company is committed under various long-term noncancellable operating leases requiring minimum annual rentals as follows (in thousands):


                           Year Ending March 31,                  Amount
                           ---------------------                  ------
                           1999                                  $2,560
                           2000                                   2,235
                           2001                                   1,752
                           2002                                   1,632
                           2003                                   1,561
                           Thereafter                             9,819
                                                                  -----
                                                                $ 19,559
                                                                  ======

         Rent and lease expense was approximately $2,791,000, $3,176,000, and $3,572,000 for the years ended March 31, 1998, 1997 and 1996, respectively.

During June 1997, the Company entered into an agreement for the sale and leaseback of the Company's machinery and equipment of its snowboard facility. The Company has an option to purchase such facility for $790,000 at expiration of the lease. The lease is classified as an operating lease in accordance with SFAS No. 13, "Accounting for Leases". The net book value and associated depreciation of the machinery and equipment of approximately $2.8 million was removed from the accounts. The gain realized on the sale approximating $176,000 has been deferred and will be credited to income as rent expense adjustments over the lease term.

Discounted Notes Receivable

         Marker Japan was contingently liable for discounted trade notes receivable on a full recourse basis of approximately $3,753,000 at March 31, 1998. These notes receivable mature in various amounts through July 1998.

Royalty Agreements

         During fiscal year 1998, the Company renewed its agreement with the Salt Lake Organizing Committee for the 2002 Olympic Winter Games ("SLOC") as a licensee for the sale of apparel with the imprint of the 2002 Olympic Winter Games to be held in Salt Lake City. The Company was again awarded licenses for both winter and summer apparel with the current agreements extending through December 31, 1998.

         DNR Sportsystem Ltd. is party to a license agreement (the "Santa Cruz License") with California based N.H.S., Inc. ("Santa Cruz"). The Santa Cruz License may be terminated on May 31, 2001, upon one year's prior notice by either party, and unless so terminated, will continue for successive two year periods. Among other things, the Santa Cruz License requires that DNR pay Santa Cruz certain royalties as a percentage of DNR's gross sales arising from products sold under the Santa CruzTM brand name. Royalties related to the Santa Cruz License agreement ranged from 2% to 6% of sales. DNR incurred royalty expenses of approximately $271,000 in fiscal 1998.

Legal Matters

         On March 18, 1998, Thomas P. Sims ("Sims") and the Company agreed to end their then on-going arbitration proceedings and to release all claims and counterclaims against each other with no monetary exchange. The settlement ended all disputes between Sims, Sims Sports, Inc., Marker International, and related parties which began in September, 1996. The disputes related to a license agreement between Sims and DNR for the production and distribution of snowboards and related products bearing the Sims trademark.

         In the opinion of the Company, neither the Company nor any of its subsidiaries is currently a party to or subject to any other material pending legal proceedings. The nature of the sports of skiing and snowboarding entail inherent risks of injury. It is expected that the Company from time to time will be subject to claims and lawsuits as a result of the nature of its business. The Company maintains insurance that it believes meets industry standards to protect itself against product liability claims. The adequacy of the insurance coverage and reserves established by the Company to cover known, as well as incurred but unknown, product liability claims are evaluated at the end of each fiscal year. There can be no assurance, however, that such coverages or reserves will be sufficient protection against any future legal proceedings (including any related payments, settlements or costs).

         In September 1995, the Company, along with other significant companies in its business, received a letter from the Department of Justice (the "DOJ") explaining that the pricing practices of the various companies in the ski industry were being reviewed. Although to date the Company has not received additional correspondence from the DOJ, there can be no assurance that the DOJ will not pursue these matters further.



NOTE 5. INCOME TAXES

         The Company's subsidiaries file tax returns in their applicable jurisdictions. U.S. income tax is not provided on unrepatriated foreign earnings because management considers such amounts to be permanently invested abroad. Management has deemed it impracticable to determine the amount of unrecognized deferred tax liability on earnings which are considered permanently invested abroad. However, the Company has provided for U.S. income taxes on the undistributed earnings of its investment in DNR prior to June 26, 1996, while it was an unconsolidated subsidiary.

         The domestic and foreign components of income (loss) before provision for income taxes for the years ended March 31, 1998, 1997 and 1996 were as follows (in thousands):


                              1998        1997          1996
                              ----        ----          ----
         Domestic         $ (4,206)    $ (2,551)    $    386
         Foreign           (12,602)       8,809        3,912
                          --------     --------     --------
                          $(16,808)       6,258        4,298
                          ========        =====        =====

         The Company's (benefit) provision for income taxes for the years ended March 31, 1998, 1997 and 1996 consisted of the following (in thousands):



                                   1998               1997                1996
                                   ----               ----                ----
                     Current:
                      Federal    $   --             $    15             $    15
                      State            4                 30                   7
                      Foreign        261              1,945               1,210
                                    ----            -------             -------
                                     265              1,990               1,232
                     Deferred        257               (334)               (623)
                                    ----            -------             -------
                                  $  522            $ 1,656             $   609
                                 =======            =======             =======



         For the years ended March 31, 1997 and 1996, the federal and state current provisions for income taxes are presented net of the benefits realized from operating loss carryforwards which totaled approximately $166,000 and $123,000, respectively. In addition, the fiscal 1996 foreign current provision for income taxes is presented net of benefits realized from operating loss carryforwards of approximately $213,000.

         The (benefit) provision for income taxes as a percentage of income before provision for income taxes differed from the statutory federal rate due to the following:


                                                          1998     1997     1996
                                                          ----     ----     ----
Statutory federal income tax rate                       (34.0%)   34.0%    34.0%
State income taxes net of federal income tax benefit      --       0.3      0.6
Change in deferred tax asset valuation allowance         16.1     (5.3)   (20.2)
Foreign earnings taxed at different rates                20.8     (2.3)    12.1
Investment in unconsolidated subsidiary                   --      (1.9)   (12.6)
Other                                                     0.2      1.7      0.3
                                                         ----     ----     ----
                                                         (3.1%)   26.5%    14.2%
                                                          ====    ====     ====

         The components of the net deferred tax assets and liabilities at March 31, 1998 and 1997 were as follows (in thousands):





                                                               1998        1997
                                                             -------    --------
Deferred tax assets:
   Intercompany profit                                       $ 1,028    $   801
   Domestic net operating loss carryforwards                     852         67
   Foreign net operating loss carryforwards                      673       --
   Allowance for doubtful accounts                               278        410
   Accrued expense reserves                                      795        625
   Foreign tax credits and tax attribute carryforwards           435        190
   Other                                                         274        376
                                                             -------    -------
      Total deferred tax assets                                4,335      2,469
Valuation allowance                                           (3,085)      (428)
                                                             -------    -------
                                                               1,250      2,041
                                                             -------    -------
Deferred tax liabilities:
   Equity investment                                            (139)      (139)
   Other                                                        (154)      (356)
                                                             -------    -------
      Total deferred tax liabilities                            (293)      (495)
                                                             -------    -------
      Net deferred tax assets                                $   957    $ 1,546
                                                             =======    =======



         The recognition of deferred tax assets is based upon judgments regarding the potential realization of such assets in the future. Although realization is not assured, management believes it is more likely than not that a portion of the net deferred tax asset will be realized.

         As of March 31, 1998, the Company has domestic tax net operating loss carryforwards of approximately $2,291,000 which begin to expire in 2006 and foreign tax net operating loss carryforwards of approximately $1,500,000 which begin to expire in 2003. Additionally, as of March 31, 1998, the Company has domestic foreign tax credits, general business credits, charitable contribution carryforward and alternative minimum tax credits of $160,000, $32,000, $109,000 and $82,000 respectively.

         Cash paid for income taxes in the years ended March 31, 1998, 1997 and 1996 was approximately $1,569,000, $1,216,000 and $1,114,000, respectively.

NOTE 6. COMMON STOCK TRANSACTIONS

Stock Offering

         On July 23, 1996, the Company closed its Secondary Public Offering of the Company's common stock. In connection therewith, the Company issued 2,680,000 shares of common stock. The Company received aggregate net proceeds of approximately $14.8 million. The Company utilized such net proceeds to partly finance the purchase of additional shares of DNR.

Warrants

         In connection  with the Company's  Initial Public  Offering held during fiscal 1995, the Company issued to the representative of the underwriters nontransferable warrants to purchase 231,500 shares of the common stock, exercisable for a period of four years commencing in August 1995 at an exercise price of $8.75. Accordingly, at March 31, 1998, 173,625 warrants were exercisable. The warrants provide for registration rights, anti-dilution protection and other customary terms. No warrants were exercised during the fiscal year ended March 31, 1998.

Stock Option Plan

         During fiscal 1995, the Company established a nonqualified and incentive stock option plan (the "Stock Option Plan"). The Stock Option Plan provides for the issuance of a maximum of 2,500,000 shares of common stock to officers, directors, consultants and other key employees. The Stock Option Plan allows for the grant of incentive or nonqualified options and is administered by the Board of Directors. Incentive options are granted at not less than 100 percent of the fair market value of the underlying common stock on the date of the grant. The aggregate fair market value of shares which may be purchased for the first time during any calendar year pursuant to an incentive stock option grant may not exceed $100,000. Nonqualified stock options will be granted at a price as determined by the Board of Directors. No stock options granted are exercisable after ten years from the date of grant.

For the years ended March 31, 1998, 1997 and 1996, the Company had the following stock option activity:



                                                                 Weighted Avg.
            Year Ended March 31, 1998            Amount         Exercise Price
            -------------------------            ------         --------------
            Options Granted                      22,500              $ 4.08
            Options Exercised                    (1,450)               4.13
            Options Expired/Forfeited           (53,750)               4.46
            Options Outstanding                 844,800                4.86
            Options Exercisable                 476,172                4.63

            Year Ended March 31, 1997
            -------------------------
            Options Granted                     236,000              $ 5.42
            Options Exercised                    (1,250)               7.13
            Options Expired/Forfeited           (44,250)               6.83
            Options Canceled                   (169,000)               5.75
            Options Outstanding                 877,500                6.46
            Options Exercisable                 277,750                6.96

            Year Ended March 31, 1996
            -------------------------
            Options Granted                     359,500              $ 5.91
            Options Exercised                    (1,000)               7.13
            Options Expired/Forfeited           (25,000)               6.95
            Options Outstanding                 856,000                6.62
            Options Exercisable                 125,375                7.13

         On April 15, 1997, the Board of Directors amended the exercise price of 468,500 options originally granted on November 1, 1994 at an option price of $7.13 per share to $4.13 per share, which was the closing price for Marker common stock on April 15, 1997.

         The Company has adopted the disclosure-only provisions of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the Stock Option Plan. Had compensation cost for the Company's stock option awards been determined in accordance with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:




                                                       1998       1997         1996
                                                       ----       ----         ----

Net (Loss) Income - As Reported (in thousands)      $(17,329)   $  4,602   $   3,423
Net (Loss) Income - Pro Forma (in thousands)        $(18,495)   $  4,190   $   3,265

Earnings (Loss) per Share - As Reported             $  (1.56)   $   0.45   $    0.40
Earnings (Loss) per Share - Pro Forma               $  (1.66)   $   0.41   $    0.38


         The following information applies to the options outstanding and exercisable at March 31, 1998: 672,300 of the 844,500 options outstanding at March 31, 1998 have exercise prices between $4.00 and $5.75, with a weighted average exercise price of $4.55, and a weighted average remaining contractual life of 7.1 years of which approximately 389,922 of these options are exercisable, and the remaining 172,500 options have exercise prices between $6.00 and $6.50, with a weighted average exercise price of $6.05, and a weighted average remaining contractual life of 7.2 years of which approximately 86,250 of these options are exercisable; their weighted average exercise price is $6.05.

         Because the Statement 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The weighted average fair value of options granted under the Company's stock option plans during fiscal years ended March 31, 1998, 1997, and 1996 were estimated at $2.44, $4.27 and $4.37, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in fiscal 1998, 1997 and 1996, respectively: dividend yield of 0%, expected volatility of 77.4%, 78.0% and 78.0% respectively, and expected lives of 6 years for all years; and a risk free rate of return of 6.7%, 6.3% and 6.6%, and an assumed forfeiture rate of 1.2%, 2.3% and 7.9%, respectively. The estimated fair value of options granted is subject to the assumptions made and if the assumptions were to change, the estimated fair value amounts could be significantly different. The weighted average fair value of the options exercised during fiscal 1998, 1997 and 1996 was $4.33 for all years.


NOTE 7.  INVESTMENT IN SUBSIDIARY

         On June 30, 1995, the Company acquired 25% of the common shares of DNR, a Swiss Corporation, for approximately $5.4 million in cash. On June 26, 1996, the Company acquired an additional 55% of the common shares of DNR for approximately $19.8 million. In connection with the 55% purchase, the Company acquired the following: assets at fair value of $24.1 million (including cash of $5.3 million) and assumed liabilities of $4.2 million. This acquisition has been accounted for using the purchase method. As a result of the acquisition,

Marker's total ownership of DNR increased to 80%. Prior to its 80% ownership, the Company accounted for its then 25% investment in DNR using the equity method of accounting.

         Prior to March 31, 1997, DNR had a calendar year end, and as a foreign entity did not have the same reporting requirements as the Company. Consistent with prior reporting periods, the Company used a 90-day lag in reporting DNR's financial information. As such, DNR's operating results for its year ended December 31, 1996 were included in Marker's fiscal year ended March 31, 1997. On March 31, 1997, Marker elected to eliminate the 90-day reporting lag and, as such, recorded a one time adjustment to retained earnings relating to DNR's operating results for the period January 1, 1997 to March 31, 1997, effectively making DNR's current reporting period the same as that of the Company and its other consolidated subsidiaries. For the period January 1, 1997 through March 31, 1997, Marker's adjustment to retained earnings was $2.45 million, which represented 80% of DNR's net loss for that same period. DNR had net sales of $1.3 million for the period January 1, 1997 through March 31, 1997.

         For the period January 1, 1996 through December 31, 1996, DNR reported net sales of $49.7 million, operating income of $6.7 million and net income of $6.4 million. However, the Company's actual benefit from the 1996 DNR operating results was reduced by its proportional share of non-ownership (minority interest) which varied throughout the reporting period, amortization expense resulting from goodwill created by the purchase of DNR and significant interest expense incurred by the Company relating to the purchase.

         The following unaudited pro forma information presents a summary of consolidated results of operations of the Company had owned 80% of DNR at the beginning of fiscal 1997 and 1996. Pro forma adjustments have been made to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments. The pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which actually would have resulted had the Company owned 80% of DNR for the entire fiscal years 1997 and 1996, or of future results of operations of the consolidated entities.

(Unaudited and in thousands, except per share amounts)       For the Year ended
                                                                  March 31,
                                                                  ---------

                                                          1997            1996
                                                          ----            ----
Net Sales                                              $131,354         $131,949
Operating income                                          9,497           11,653
Net income                                                3,531            5,186
Net income per common share                            $   0.32         $   0.47

NOTE 8.  DERIVATIVE FINANCIAL INSTRUMENTS


         Derivative financial instruments held by the Company are generally used to manage well-defined foreign exchange and interest rate risks which occur in the normal course of business. From time to time the Company has entered into derivatives that require speculative accounting treatment.

Foreign Exchange Contracts

         Forward foreign exchange contracts are used by the Company to reduce the potential impact of unfavorable fluctuations in foreign exchange rates. The Company has commitments to buy and sell foreign currencies relating to foreign exchange contracts in order to hedge against future currency fluctuations.

         The Company has available, through its credit arrangement with a German bank, the ability to enter into forward foreign exchange contracts to purchase up to the equivalent of DM 70.0 million. In addition, the Company has the ability to enter into forward foreign exchange contracts with two United States banks to purchase, in the aggregate, up to the equivalent of US$80.0 million.

         The Company holds forward exchange contracts to purchase German marks with Japanese Yen, Canadian Dollars and U.S. Dollars, and to sell Japanese Yen and U.S. Dollars for Italian Lira. The contracts mature at various dates through March 2000. The outstanding forward exchange purchase and sale contracts at March 31, 1998, including those accounted for as speculative contracts are as follows:


          Selling                   Buying                     Contracted
          Amount                    Amount                     Forward Rate
          ------                    ------                     ------------
      (Y) 915,035,000           DM  14,000,000               61.765 - 68.870
      CND$ 3,035,482            DM   3,700,000                1.112 - 1.342
       $   71,683,255           DM 124,806,300               1.5417 - 1.8306
       L 750,000,000              (Y) 46,153,846                 16.25
       L. 400,000,000                 $ 234,811                 1703.5



         Counterparties to the foreign exchange contracts are typically major international financial institutions. The Company does not anticipate a loss resulting from any credit risk of these institutions. At March 31, 1998, the fair value of the foreign exchange contracts treated as hedges of firm commitments indicates a potential loss of $1.1 million, which represents the total deferred loss on such contracts. The Company's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the counterparty. Management believes the risk of incurring such losses is remote.

         During fiscal years ended March 31, 1997 and 1996, the Company purchased and sold options and forward foreign exchange contracts, respectively, which were not accounted for as hedges. As a result, the Company recorded in other income net gains of approximately $0.8 million and $1.0 million, respectively. During fiscal year 1998 the Company recorded net unrealized losses of $1.3 million in other income net, related to speculative contracts.

Interest Rate Swap Agreement

         The Company has entered into an interest rate swap and interest rate cap agreement to reduce the impact of changes in interest rates on its variable rate revolving credit agreement (See Note 2). The differential to be paid or received on the agreements is recognized over the term of the agreement as either an increase or decrease of interest expense. As of March 31, 1998, the net unrealized loss on this agreement was approximately $85,300 (DM 157,600) which is the estimated amount that the financial institution would receive in order for the Company to terminate the swap agreement as of March 31, 1998.


NOTE 9. RELATED PARTY TRANSACTIONS

         During fiscal years 1998, 1997 and 1996, Marker Japan purchased ski bindings and services totaling approximately $92,000, $93,000, and $13,000, respectively, from Isomura Seisakusho KK ("Isomura Seisakusho"), a company of which Eiichi Isomura, a shareholder and director of the Company, is the president, director and owner of more than ten percent of the outstanding stock. At March 31, 1998, 1997 and 1996, the net account receivable from Isomura Seisakusho was approximately $0.4 million, $0.4 million and $0.5 million, respectively.

         At March 31, 1998, the Company had outstanding credit arrangements in an aggregate amount equal to approximately U.S. $3.7 million payable to Japanese banks. Of these amounts, approximately $2.1 million was secured by assets of Mr. Isomura.

         Marker Japan leases office space in Tokyo, Japan and receives distribution services from Isomura Sangyo, a company of which Eiichi Isomura, a shareholder and director of the Company, is the president, director and owner of more than ten percent of the outstanding stock. In connection therewith, for the fiscal years 1998, 1997 and 1996, Marker Japan made payments to Isomura Sangyo totaling approximately $280,000, $287,000 and $428,000 respectively.

         The Company purchased insurance through an insurance broker, Acordia Northwest Inc., of which Graham S. Anderson, a director of the Company, is also a director. The Company incurred approximately $745,000, $851,000, and $746,000 of premiums for such insurance during fiscal 1998, 1997 and 1996, respectively.

         DNR purchased snowboards from an affiliated entity, of which Gregor Furrer & Partner Holding AG, a minority shareholder of DNR, is a partner. Snowboards purchased from the related party totaled approximately $5,935,000 and $21,453,000 during 1998 and 1997, respectively.


NOTE 10. BENEFIT PLAN

         The Company sponsors a qualified retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all eligible domestic employees. Under the terms of the plan, each participant may elect to defer up to the annual statutory limit of eligible compensation. The Company matches 50 percent of each participant's contribution up to 4 percent of the participant's eligible compensation. During the years ended March 31, 1998, 1997 and 1996, employer contributions totaled approximately $56,000, $47,000 and $41,000, respectively.

NOTE 11.  INTERNATIONAL OPERATIONS

         The Company's operations involve a single industry segment. The Company's three geographic regions are North America, Europe and Asia. Net sales to affiliates consist primarily of inventory transactions and are made at transfer prices which approximate prices charged to unaffiliated customers. The following is a summary of the Company's operations by geographic region for the years ended March 31, 1998, 1997 and 1996 (in thousands):



                                                1998         1997         1996
                                            ---------    ---------    ---------
Net Sales to Unaffiliated Customers:

   North America                            $  44,196    $  39,477    $  40,702
   Europe                                      37,726       73,927       30,245
   Asia                                        12,349       12,999       16,964
                                            ---------    ---------    ---------
         Total Consolidated                 $  94,271    $ 126,403    $  87,911
                                            =========    =========    =========

Export Sales From Europe to Asia:           $   1,552    $   1,677    $   1,649
                                            =========    =========    =========
Net Sales to Affiliates:
   North America                            $   1,925    $     375    $     515
   Europe                                      37,341       36,426       42,905
   Asia                                          --           --             22
                                            ---------    ---------    ---------
         Total                              $  39,266    $  36,801    $  43,442
                                            =========    =========    =========
Operating (Loss) Income:
   North America                            $    (737)   $     (96)   $   2,681
    Europe                                     (9,564)      11,711        4,064
   Asia                                          (431)         308         (389)
      Eliminations                               (617)         (33)        (532)
                                            ---------    ---------    ---------

         Total Consolidated                 $ (11,349)   $  11,890    $   5,824
                                            =========    =========    =========
Identifiable Assets:
    North America                           $  60,056    $  52,742    $  37,072
   Europe                                      61,221       70,020       50,339
   Asia                                        13,132       13,653       14,814
      Eliminations                            (29,289)     (19,275)     (14,960)
                                            ---------    ---------    ---------
         Total Consolidated                $ 105,120    $ 117,140    $  87,265
                                            =========    =========    =========

NOTE 12.  SELECTED QUARTERLY FINANCIAL DATA (Unaudited)


         The following is selected quarterly financial data for the fiscal years ended March 31, 1998 and 1997 (in thousands except per share amounts):


                                      First       Second     Third       Fourth
                                     Quarter      Quarter   Quarter      Quarter
                                     -------      -------   -------      -------
1998
Net Sales                            $ 2,271    $ 29,009   $  39,362   $ 23,629
                                     =======    ========   =========   ========
Gross Profit                             183       9,335      13,967      6,869
                                     =======    ========   =========   ========
Net (Loss) Income                     (5,055)     (1,046)      2,938    (14,166)
                                     =======    ========   =========   ========
Net (Loss) Income Per Common Share

        Basic                          (0.45)      (0.09)       0.26      (1.28)
                                     =======    ========   =========   ========
        Diluted
                                       (0.45)      (0.09)       0.26      (1.28)
                                     =======    ========   =========   ========


1997
Net Sales                            $ 1,624    $ 31,600   $  60,305   $ 32,874
                                     =======    ========   =========   ========
Gross Profit                             781      12,437      20,649     12,005
                                     =======    ========   =========   ========

Net (Loss) Income                     (3,960)      2,884       5,418        260
                                     =======    ========   =========   ========

Net (Loss) Income Per Common Share
        Basic                          (0.47)       0.28        0.49       0.02
                                     =======    ========   =========   ========
        Diluted                        (0.47)       0.28        0.48       0.02
                                     =======    ========   =========   ========